Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-220298, 333-231490, 333-238498, 333-256321, 333-265049, 333-271992, 333-279413 and 333-287300 on Form S-8 of our reports dated February 19, 2026, relating to the financial statements of Ferrari N.V. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE S.p.A.

Bologna, Italy

February 19, 2026